Exhibit 99.1

AMETEK Announces Record Fourth Quarter and Full Year Results

BERWYN, PA, FEBRUARY 5, 2020 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter and full year ended December 31, 2019.

AMETEK’s fourth quarter 2019 sales were a record $1.30 billion, up 3% compared to the fourth quarter of 2018. Operating income increased 6% to $297.7 million and operating margins expanded to 22.8%, an increase of 60 basis points over the prior-year period.

On a GAAP basis, fourth quarter earnings per diluted share were $0.96. Adjusted earnings, which adds back non-cash, after-tax, acquisition-related intangible amortization, were $1.08 per diluted share, a 13% increase over the comparable quarter in 2018. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK completed an outstanding year with a strong fourth quarter,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We achieved a record level of sales, drove excellent operating margin expansion and delivered 13% earnings growth in the quarter. Additionally, our businesses continue to generate excellent levels of cash flow, with operating cash flow in the fourth quarter increasing to a record $342.2 million, up 16% over the same period in 2018.”

“We also continued to strengthen our portfolio, deploying nearly $1.1 billion in 2019 on the acquisitions of Gatan and PDT, and announcing a definitive agreement to divest our Reading Alloys business,” added Mr. Zapico.

For the full year, AMETEK’s sales were a record $5.2 billion, an increase of 6% over 2018. Operating income was a record $1.18 billion, up 9%, and operating income margins were 22.8%, expanding 60 basis points over last year’s results.

On a GAAP basis, full year earnings were $3.75 per diluted share. Full year adjusted earnings were $4.19 per share, an increase of 14% over 2018’s comparable adjusted earnings of $3.66 per share.

Electronic Instruments Group (EIG)

Sales for EIG in the fourth quarter were a record $880.2 million, up 7% over the same period in 2018. EIG fourth quarter operating income increased 7% year-over-year to a record $229.9 million and operating income margins were 26.1%, up 10 basis points over the prior year.

“EIG finished the year with strong results in the fourth quarter. Solid sales growth driven by the acquisitions of Telular, Spectro Scientific and Gatan, coupled with continued execution of Operational Excellence initiatives allowed EIG to deliver strong operating performance,” noted Mr. Zapico.

Electromechanical Group (EMG)

In the fourth quarter, EMG sales were $424.7 million, down 5% compared to the fourth quarter of 2018. EMG operating income for the quarter was $84.6 million and operating income margins were 19.9%, an increase of 60 basis points over 2018’s fourth quarter.

“EMG delivered solid operating performance in the fourth quarter with excellent operating margin expansion driven by our Operational Excellence initiatives,” commented Mr. Zapico.

2020 Outlook

“While uncertainties remain in the global economy, the AMETEK Growth Model provides our businesses with the operational agility to adapt to changing economic environments. We are poised to deliver another year of solid growth and strong operating performance through continued productivity and asset-management improvements,” noted Mr. Zapico.

“Given our robust cash flows and financial strength, we are well-positioned to continue investing in our growth initiatives and acquiring companies in attractive, niche markets to deliver long-term, sustainable success for our shareholders.”

“For 2020, we expect overall sales to be up low single digits on a percentage basis compared to 2019. Organic sales for the year are expected to be roughly flat versus the prior year. Adjusted earnings per diluted share are expected to be in the range of $4.24 to $4.38, an increase of 1% to 5% over the prior year’s comparable basis. Our full year guidance assumes the Reading Alloys business is divested in the first quarter and excludes the gain on the anticipated sale,” he added.

“For the first quarter of 2020, overall sales are expected to be up low single digits versus the first quarter of 2019. Adjusted earnings for the first quarter are anticipated to be in the range of $1.01 to $1.04 per share, up 1% to 4% over the prior year comparable basis,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its fourth quarter 2019 investor conference call on Wednesday, February 5, 2020, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$1,304,821	$1,271,328	$5,158,557	$4,845,872

Cost of sales	858,175	835,268	3,370,897	3,186,310
Selling, general and administrative	148,991	154,040	610,280	584,022

Total operating expenses	1,007,166	989,308	3,981,177	3,770,332

Operating income	297,655	282,020	1,177,380	1,075,540

Interest expense	(23,045)	(20,319)	(88,481)	(82,180)
Other expense, net	(6,630)	(2,931)	(19,151)	(5,615)

Income before income taxes	267,980	258,770	1,069,748	987,745

Provision for income taxes	47,203	47,250	208,451	209,812

Net income	$220,777	$211,520	$861,297	$777,933

Diluted earnings per share	$0.96	$0.91	$3.75	$3.34

Basic earnings per share	$0.97	$0.92	$3.78	$3.37

Weighted average common shares outstanding:
Diluted shares	230,006	231,333	229,395	232,712

Basic shares	228,557	229,611	227,759	230,823

Dividends per share	$0.14	$0.14	$0.56	$0.56

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales:
Electronic Instruments	$880,171	$826,034	$3,322,881	$3,028,959
Electromechanical	424,650	445,294	1,835,676	1,816,913

Consolidated net sales	$1,304,821	$1,271,328	$5,158,557	$4,845,872

Operating income:
Segment operating income:
Electronic Instruments	$229,859	$214,641	$865,307	$782,144
Electromechanical	84,602	85,846	387,931	363,765

Total segment operating income	314,461	300,487	1,253,238	1,145,909
Corporate administrative expenses	(16,806)	(18,467)	(75,858)	(70,369)

Consolidated operating income	$297,655	$282,020	$1,177,380	$1,075,540

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AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	December 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$393,030	$353,975
Receivables, net	744,760	732,839
Inventories, net	624,567	624,744
Other current assets	263,414	124,586

Total current assets	2,025,771	1,836,144

Property, plant and equipment, net	548,908	554,130
Right of use asset, net	179,679	—
Goodwill	4,047,539	3,612,033
Other intangibles, investments and other assets	3,042,662	2,659,981

Total assets	$9,844,559	$8,662,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$497,449	$358,876
Accounts payable and accruals	928,409	899,828

Total current liabilities	1,425,858	1,258,704

Long-term debt, net	2,271,292	2,273,837
Deferred income taxes and other long-term liabilities	1,031,917	887,825
Stockholders’ equity	5,115,492	4,241,922

Total liabilities and stockholders’ equity	$9,844,559	$8,662,288

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AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Diluted earnings per share (GAAP)	$0.96	$0.91	$3.75	$3.34
Pretax amortization of acquisition-related intangible assets	0.16	0.13	0.58	0.49
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.03)	(0.14)	(0.12)
Net deferred tax revaluation due to Tax Reform	—	(0.01)	—	(0.01)
Deemed repatriation of foreign earnings due to Tax Reform	—	(0.04)	—	(0.04)

Adjusted Diluted earnings per share (Non-GAAP)	$1.08	$0.96	$4.19	$3.66

	Forecasted Diluted Earnings Per Share (1)
	Three Months Ended March 31,		Year Ended December 31,
	Low 2020	High 2020	Low 2020	High 2020
Diluted earnings per share (GAAP)	$0.88	$0.91	$3.72	$3.86
Pretax amortization of acquisition-related intangible assets	0.17	0.17	0.69	0.69
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)	(0.17)	(0.17)

Adjusted Diluted earnings per share (Non-GAAP)	$1.01	$1.04	$4.24	$4.38

(1)	Excludes the gain associated with the anticipated sale of Reading Alloys business.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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